EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 2-46918, No. 2-59230, No. 33-02980, and No. 33-53801) pertaining to the American Express Incentive Savings Plan and in the related Prospectuses of our report dated June 6, 2005 with respect to the financial statement of the American Express Incentive Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 28, 2006